Exhibit 99.1
For Release Monday, August 16, 2010

ADVANCE NANOTECH Q2 2010 FINANCIAL RESULTS

MONTEBELLO, NY - Advance Nanotech, Inc. (OTCBB: AVNA) today reported its financial results for the quarter ended June 30, 2010.  Advance Nanotech holds an approximate 33% non-controlling equity interest in Owlstone Nanotech, Inc. (“Owlstone”).  Owlstone is a privately held company operating in the chemical detection market through the sale of proprietary products based on Owlstone’s extensive portfolio of advanced sensor technologies.  Advance Nanotech’s financial statements reflect its current business, which represents its non-consolidated equity interest in Owlstone.

Results of Operations
For the three months ended June 30, 2010, the Company had net loss from continuing operations of $0.03 cents per share, compared with net loss of $0.01 cents per share for the same three month period in 2009.  The Company had a loss from operations of $370,589 for the second quarter ended June 30, 2010, compared to $550,152 for the comparable period in 2009, representing a decrease of $179,563, or approximately 33%, attributed primarily to a reduction in general and administrative expenses.  The loss for the quarter was higher than the first quarter of the year due to an increase in legal fees, non cash consulting expenses, and bad debt expense related to a third party receivable.

The Company had net loss from continuing operations of $1,929,549 for the quarter ended June 30, 2010, compared to net loss from continuing operations of $801,712 for the comparable period in 2009, representing an increase of $1,127,837 primarily attributable to the revaluation of the Company’s warrant liability.  The Company had a net loss of $1,929,549 for the three months ended June 30, 2010, compared to $1,047,124 for the comparable period in 2009.

Interest and other expense for the three months ended June 30, 2010 and 2009 was $245,209 and $325,007, respectively.  Included in other expense for the three months ended June 30, 2010 was $99,408 attributable to the write-off of accrued liabilities relating to the non-controlling interest of Advance Nanotech (Singapore) pte ltd which was formally dissolved during the period.  In addition, the Company recognized a non-cash late registration cost of $75,471 for the three months ended June 30, 2010 as compared to $108,337 for the same period in 2009.

In the quarter, Advance Nanotech’s debt was reduced by $81,250 due to the conversion of certain 8% Notes into common shares of the Company at $0.25 per share.  In addition, Owlstone acquired a further $75,000 of 8% Notes.   Inclusive of the above, the following table summarizes the current maturity dates and amounts of the 8% Notes:

Holder(s)	December 20, 2010	February 14, 2011	September 4, 2011	Total
Owlstone	$1,725,750	$1,199,250	$372,500	$3,297,500
Other Noteholders	$2,006,250	$1,424,750	$611,000	$4,042,200
Total	$3,732,200	$2,624,000	$983,500	$7,339,700

Executive Commentary – Jon Buttles, Principal Executive Officer
“During the second quarter of 2010 we continued to execute our strategic plan to refinance and restructure Advance Nanotech’s debt.  We are confident in Owlstone’s business development efforts as set forth in its most recent shareholder letter, which is available on our website.  It is important to note that, according to Owlstone’s shareholder letter, certain of Owlstone’s efforts are either classified or under strict non-disclosure agreements with Owlstone clients, which in some cases limits the information that can be announced to shareholders.  We are pleased that Owlstone has closed its most recent round of financing and has the necessary funds to potentially achieve cash flow profitability as early as end of this calendar year.  As for Advance Nanotech’s balance sheet, we are progressing on many parallel paths in our efforts to refinance and restructure our existing indebtedness, and are pleased with the progress thus far.”

About Advance Nanotech, Inc. and Owlstone Nanotech, Inc.

Advance Nanotech, Inc. owns a minority position in Owlstone Nanotech, Inc. ("Owlstone"). Owlstone is a pioneer in the commercialization of chemical detection products. The Owlstone detector is a revolutionary dime-sized sensor that can be programmed to detect a wide range of chemical agents that may be present in extremely small quantities. Using leading-edge micro- and nano-fabrication techniques, Owlstone has created a complete chemical detection sensor that is significantly smaller and can be produced more cost effectively than products using existing technology. There are numerous applications -- across industries from security and defense to industrial process, air quality control and healthcare -- that depend on the rapid, accurate detection and measurement of chemical compounds. Owlstone works with market leaders within these industries to integrate the detector into next generation chemical sensing products and solutions. Owlstone's technology offers a unique combination of benefits, including small size, low manufacturing costs, minimal power consumption, reduced false-positives, and a customizable platform. For more information about Advance Nanotech, Inc. please visit www.advancenanotech.com.  For more information about Owlstone, please visit www.owlstonenanotech.com.  Follow Advance Nanotech on Twitter: www.twitter.com/AVNA_IR.

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, spending levels, market acceptance of product lines, the recent economic slowdown affecting technology companies, the future success of scientific studies, ability to successfully develop products, rapid technological change, changes in demand for future products, legislative, regulatory and competitive developments, the Company's ability to secure additional working capital and/or generate sufficient cash flow to support its operations, and other factors could cause actual results to differ materially from the Company's expectations. Advance Nanotech's Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports and other SEC filings discuss some of the important risk factors that may affect Advance Nanotech's business, results of operations and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

SOURCE: Advance Nanotech, Inc.

For more information, contact:

    Investor Relations
    (212) 583-0080
    ir@advancenanotech.com